EXHIBIT 10.5
DIEBOLD NIXDORF, INCORPORATED

Retention Award Letter

January [•], 2023

[Name of Employee]
ADD ADDRESS

Re: Retention Award

Dear [First Name]:

In recognition of your importance to the continued success of Diebold Nixdorf, Incorporated and its subsidiaries and affiliated companies (collectively, the “Company”) and the Company’s desire to provide you with an incentive to remain with the Company during the 2023 fiscal year, you have been selected to receive a cash retention award (the “Retention Award”) in accordance with the terms of this letter.

1.Retention Award

You are eligible to receive a Retention Award in the amount of $[•] USD (converted to local currency on the date of approval by the Company, as applicable).. The Retention Award will be payable in two cash lump sum payments. Your first installment of $[•] (the “First Installment”) will be paid to you on or before February 28, 2023 (the “First Payment Date”) and your second installment of $[•] (the “Second Installment”) will be paid to you on or before July 15, 2023 (the “Second Payment Date” and together with the First Payment Date, the “Payment Dates”), in each case subject to your continued employment through such payment date and subject to the terms of this letter.. The payment of the Second Installment will be contingent upon the Company’s achievement of a Minimum Liquidity Threshold (as defined below).

For the purposes of this letter, the “Minimum Liquidity Threshold” means the liquidity level of USD $200,000,000, net of the Second Installment, for Fiscal Year 2023, as determined in the sole discretion of the People and Compensation Committee, Audit Committee, and Finance Committee of the Board of Directors.

2.Retention Award Subject to Clawback

Where applicable under local law, if prior to the one-year anniversary of the First Payment Date, you voluntarily resign or the Company terminates your employment for Cause, then you must repay the entire after-tax value of the First Installment to the Company within 30 days following your resignation or the termination of your employment. You are not entitled to a pro-rated Retention Award based upon the date your employment terminates for Cause or your voluntary resignation. In addition, if prior to the one-year anniversary of the Second Payment Date, you voluntarily resign or the Company terminates your employment for Cause, then you must repay the entire after-tax value of the Second Installment to the Company within 30 days following the resignation or termination of your employment. This is a full recourse obligation to you, meaning that you are personally liable

For the purposes of this letter, “Cause” (a) means any act or omission by you that justifies termination of employment with immediate effect under the local laws applicable to your employment relationship with the Company or (b) as defined in the US Senior Leadership Severance Plan for US based employees eligible for such Plan.

3.Confidentiality

[*]1

4.No Right to Continued Employment.
Nothing in this letter will confer upon you any right to continued employment with the Company (or its subsidiaries or their respective successors) or interfere in any way with the right of the Company (or its subsidiaries or their respective successors) to terminate your employment at any time, subject to the terms of your written employment contract, if any, and local law.

5.Taxes; Section 409A
All payments under this letter will be less any taxes required to be withheld under applicable federal, state or local law. This letter is intended to comply with and be exempt from the requirements of Section 409A of the U.S. Internal Revenue Code (the “Code”) (to the extent applicable) and this letter shall be administered in a manner consistent with this intent. In no event, however, will this Section 5 or any other provision of this letter be construed to require the Company to provide any gross-up for the tax consequences of any provisions of, or Retention Award made pursuant to, this letter. Each payment under the provisions of this letter will be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code.

6.Benefits Bearing.
Your Retention Award is not part of your base pay or basic pay nor shall it be taken into account as a regular annual bonus for purposes of computing the amount of compensation used to determine any retirement, separation or severance benefit or other benefit under any Company benefit plan or arrangement, unless required by applicable law.

7.No Assignments; Successors.
This letter is personal to you and you may not assign or delegate any right or obligation under it. This letter will inure to the benefit of any successor to the Company.

8.Governing Law.
For U.S.-based employees, this letter will be governed by, and construed in accordance with, the laws of the State of Ohio, without regard to principles of conflict of laws and for employees based outside of the U.S., this letter will be governed by and construed in accordance with the laws of the country governing your employment with the Company.

9.Counterparts.
This letter may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

1 This information has been redacted in accordance with Item 601(b)(10)(iv).

10.Entire Agreement; Amendment.
This letter constitutes the entire agreement between you and the Company with respect to the Retention Award and supersedes any and all prior agreements or understandings between you and the Company with respect to the Retention Award, whether written or oral. This letter may be amended or modified only by a written instrument executed by you and the Company.

We look forward to your continued contribution to the success of the Company. Please acknowledge your acceptance of the terms of this letter and return it to me as soon as possible but no later than January [•], 2023 in order to receive your Retention Award, which will otherwise be forfeited.

Sincerely,

Name: Title:
Title:

Acknowledged and agreed:

Name:
Date: